Calculation of Filing Fee Tables
S-3
Targa Resources Corp.
Table 1: Newly Registered and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Debt	4.900% Senior Notes due 2030	457(o)	750,000,000	$ 0.9987	$ 749,025,000.00	0.0001531	$ 114,675.73
Fees to be Paid	Debt	5.650% Senior Notes due 2036	457(o)	750,000,000	$ 0.997	$ 747,750,000.00	0.0001531	$ 114,480.53
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
		Total Offering Amounts:				$ 1,496,775,000.00		$ 229,156.26
		Total Fees Previously Paid:						$ 0.00
		Total Fee Offsets:						$ 0.00
		Net Fee Due:						$ 229,156.26
Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $1,496,775,000.00. The prospectus is a final prospectus for the related offering.
The proposed maximum aggregate offering price is being used to calculate the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"). Calculated in accordance with Rule 457(r) of the Securities Act. This "Calculation of Filing Fee Tables" shall be deemed to update the "Calculation of Filing Fee Tables" in the registrant's registration statement on Form S-3ASR filed with the U.S. Securities and Exchange Commission on March 21, 2025 (File No. 333-286012).